Exhibit 99.1

FOR IMMEDIATE RELEASE

MONDAY, JULY 13, 2015

SOTHERLY HOTELS INC. ANNOUNCES REFINANCING OF JACKSONVILLE HOTEL

Williamsburg, Virginia – July 13, 2015 – SOTHERLY Hotels Inc. (NASDAQ: SOHO) (the “Company”) announced that it has successfully executed an $18.5 million secured loan with Bank of the Ozarks collateralized by a first mortgage on the Crowne Plaza Jacksonville Riverfront in Jacksonville, Florida (the “Hotel”). The loan carries a 4-year term, a floating interest rate of the 30-day LIBOR rate plus 3.5% with a 4.0% interest rate floor, and amortizes on a 25-year schedule. The proceeds from the loan were used to repay the existing first mortgage and to pay closing costs, partially fund the ongoing renovation project, and for general corporate purposes. The Company is in the process of rebranding the Hotel to the DoubleTree by Hilton flag which is anticipated to occur in September 2015.

About SOTHERLY Hotels Inc.

SOTHERLY Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale and upper upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in twelve hotel properties, eleven of which are wholly-owned and comprise 2,698 rooms. The Company also has a 25.0% interest in the Crowne Plaza Hollywood Beach Resort. Most of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. SOTHERLY Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

SOTHERLY Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648